Exhibit 10.4

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (this “Agreement”), dated as of June 26, 2002, is made by and between ELGAR ELECTRONICS CORPORATION, a California corporation (“Debtor”) in favor of ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), as the collateral agent for the below-defined Lender Group (in such capacity, together with its successors, if any, such capacity, “Collateral Agent”).

RECITALS

A.            Debtor is a party to that certain Financing Agreement (the “Financing Agreement”), of even date herewith, with Elgar Holdings, Inc., a Delaware corporation, the Lenders, Ableco, as administrative agent for the Lender Group (in such capacity, together with its successors, if any, in such capacity, “Administrative Agent”), and Collateral Agent, pursuant to which the Lender Group has agreed to make certain financial accommodations to Debtor.

C.            Debtor has executed and delivered to Collateral Agent that certain Security Agreement, of even date herewith (the “Security Agreement”), pursuant to which Debtor has granted to Collateral Agent, for the benefit of the Lender Group, security interests in (among other things) all or substantially all of Debtor’s general intangibles.

D.            Pursuant to the Loan Documents, and as one of the conditions precedent to the obligations of the Lenders under the Financing Agreement, Debtor has agreed to execute and deliver this Agreement to Collateral Agent for filing with the PTO (as defined below) and with any other relevant recording systems in any domestic jurisdiction, and as further evidence of and to effectuate Collateral Agent’s existing security interests in the trademarks and other general intangibles described herein.

ASSIGNMENT

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, Debtor hereby agrees in favor of Collateral Agent as follows:

1.     Definitions; Interpretation.

(a)   Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Ableco” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Administrative Agent” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Collateral Agent” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Agreement” shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

“Debtor” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Event of Default” means any Event of Default under the Financing Agreement.

“Financing Agreement” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Lender Group” means collectively the Lenders, Administrative Agent and Collateral Agent.

“Lenders” means, individually and collectively, each of the lenders identified on the signature pages of the Financing Agreement, and any other Person made a party thereto in accordance with the provisions of Section 12.07 thereof (together with their respective successors and assigns).

“Proceeds” means whatever is receivable or received from or upon the sale, lease, license, collection, use, exchange or other disposition, whether voluntary or involuntary, of any Trademark Collateral, including “proceeds” as such term is defined in the UCC, and all proceeds of proceeds.  Proceeds shall include (i) any and all accounts, chattel paper, instruments, general intangibles, cash and other proceeds, payable to or for the account of Debtor, from time to time in respect of any of the Trademark Collateral, (ii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to or for the account of Debtor from time to time with respect to any of the Trademark Collateral, (iii) any and all claims and payments (in any form whatsoever) made or due and payable to Debtor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Trademark Collateral by any Person acting under color of governmental authority, and (iv) any and all other amounts from time to time paid or payable under or in connection with any of the Trademark Collateral or for or on account of any damage or injury to or conversion of any Trademark Collateral by any Person.

“PTO” means the United States Patent and Trademark Office and any successor thereto.

“Secured Obligations” shall mean all liabilities, obligations, or undertakings owing by Debtor of any kind or description arising out of or outstanding under, advanced or issued pursuant to, or evidenced by the Financing Agreement, this Agreement, the Security Agreement, or any of the other Loan Documents to which Debtor is a party, irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, voluntary or involuntary, whether now existing or hereafter arising, and including all interest (including interest that accrues after the filing of a case under the Bankruptcy Code) and any and all costs, fees (including attorneys fees), and expenses which Debtor is required to pay pursuant to any of the foregoing.

“Security Agreement” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Trademark Collateral” has the meaning set forth in Section 2.

“Trademarks” has the meaning set forth in Section 2.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each mean the United States of America.

(b)   Terms Defined in UCC.  Where applicable and except as otherwise defined herein, terms used in this Agreement shall have the meanings assigned to them in the UCC.

(c)   Interpretation.  In this Agreement, except to the extent the context otherwise requires:

(i)            Any reference to a Section or a Schedule is a reference to a section hereof, or a schedule hereto, respectively, and to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears.

(ii)           The words “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement as a whole and not merely to the specific Section, subsection, paragraph or clause in which the respective word appears.

(iii)          The meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined.

(iv)          The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation.”

(v)           References to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto.

(vi)          References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to.

(vii)         Any captions and headings are for convenience of reference only and shall not affect the construction of this Agreement.

(viii)        Capitalized words not otherwise defined herein shall have the respective meanings assigned to them in the Financing Agreement.

(ix)           In the event of a direct conflict between the terms and provisions of this Agreement and the Financing Agreement, or between the terms and provisions of this Agreement and the Security Agreement, it is the intention of the parties hereto that such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict between this Agreement and the Financing Agreement that cannot be resolved as aforesaid, the terms and provisions of the Financing Agreement shall control and govern; provided, however, that the inclusion herein of additional obligations on the part of Debtor and supplemental rights and remedies in favor of Collateral Agent for the benefit of the Lender Group (whether under federal law or applicable New York law), in each case in respect of the Trademark Collateral, shall not be deemed a conflict in the Financing Agreement.  In the event of any actual, irreconcilable conflict between this Agreement and the Security Agreement that cannot be resolved as aforesaid, the terms and provisions of this Agreement shall control and govern.

2.     Security Interest.

(a)   Assignment and Grant of Security in respect of the Secured Obligations.  To secure the prompt payment and performance of the Secured Obligations, Debtor hereby grants, assigns, transfers and conveys to Collateral Agent, for the benefit of the Lender Group, a continuing security interest in all of Debtor’s right, title and interest in and to the following property, whether now existing or hereafter acquired or arising and whether registered or unregistered (collectively, the “Trademark Collateral”):

(i)            all state (including common law) and federal trademarks, service marks and trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, together with and including all licenses therefor held by Debtor, and all registrations and recordings thereof, and all applications filed or to be filed in connection therewith, including registrations and applications in the PTO, any State of the United States (but excluding each application to register any trademark, service mark, or other mark prior to the filing under applicable law of a verified statement of use (or the equivalent) for such trademark or service mark, it being understood that this exclusion is in no way an implication that the granting of this security interest is a present assignment of trademark rights) and all extensions or renewals thereof, including without limitation any of the foregoing identified on Schedule A hereto (as the same may be amended, modified or supplemented from time to time), and the right (but not the obligation) to register claims under any state or federal trademark law or regulation and to apply for, renew and extend any of the same, to sue or bring opposition or cancellation proceedings in Debtor’s name or in the name of Collateral Agent or in the name of Collateral Agent for the benefit of the Lender Group for past, present or future infringement or unconsented use thereof, and all rights arising therefrom throughout the world (collectively, the “Trademarks”);

(ii)           all claims, causes of action and rights to sue for past, present or future infringement or unconsented use of any Trademarks and all rights arising therefrom and pertaining thereto;

(iii)          all general intangibles related to or arising out of any of the Trademarks and all the goodwill of Debtor’s business symbolized by the Trademarks or associated therewith; and

(iv)          all Proceeds of any and all of the foregoing.

(b)   Continuing Security Interest.  Debtor hereby agrees that this Agreement shall create a continuing security interest in the Trademark Collateral which shall remain in effect until terminated in accordance with Section 18.

(c)   Incorporation into Financing Agreement.  Without limiting the foregoing, the Trademark Collateral described in this Agreement shall constitute part of the Collateral in the Financing Agreement or the Security Agreement, as applicable.

(d)   Licenses. Anything in the Financing Agreement or this Agreement to the contrary notwithstanding, Debtor may engage in Permitted Dispositions of Trademark Collateral.

3.     Further Assurances; Appointment of Collateral Agent as Attorney-in-Fact.  Debtor at its expense shall execute and deliver, or cause to be executed and delivered, to Collateral Agent any and all documents and instruments, in form and substance reasonably satisfactory to Collateral Agent, and take any and all action, which Collateral Agent, in the exercise of its reasonable discretion, may request from time to time, to perfect and continue the perfection or to maintain the priority of, or provide notice of the security interest in the Trademark Collateral held by Collateral Agent for the benefit of the Lender Group and to accomplish the purposes of this Agreement.  If Debtor refuses to execute and deliver, or fails timely to execute and deliver, any of the documents it is reasonably requested to execute and deliver by Collateral Agent in accordance with the foregoing, Collateral Agent shall have the right, in the name of Debtor, or in the name of Collateral Agent or otherwise, without notice to or assent by Debtor, and Debtor hereby irrevocably constitutes and appoints Collateral Agent (and any of Collateral Agent’s officers or employees or agents designated by Collateral Agent) as Debtor’s true and lawful attorney-in-fact with full power and authority,

 (i) to sign the name of Debtor on all or any of such documents or instruments and perform all other acts that Collateral Agent in the exercise of its reasonable discretion deems necessary in order to perfect or continue the perfection of, maintain the priority or enforceability of or provide notice of the security interest in the Trademark Collateral held by Collateral Agent for the benefit of the Lender Group, and (ii) to execute any and all other documents and instruments, and to perform any and all acts and things for and on behalf of Debtor, which Collateral Agent, in the exercise of its reasonable discretion, may deem necessary or advisable to maintain, preserve and protect the Trademark Collateral and to accomplish the purposes of this Agreement, including (A) after the occurrence and during the continuance of any Event of Default, to defend, settle, adjust or institute any action, suit or proceeding with respect to the Trademark Collateral, (B) after the occurrence and during the continuation of any Event of Default, to assert or retain any rights under any license agreement for any of the Trademark Collateral, and (C) after the occurrence and during the continuance of any Event of Default, to execute any and all applications, documents, papers and instruments for Collateral Agent to use the Trademark Collateral, to grant or issue any exclusive or non-exclusive license with respect to any Trademark Collateral, and to assign, convey or otherwise transfer title in or dispose of the Trademark Collateral.  The power of attorney set forth in this Section 3, being coupled with an interest, is irrevocable so long as this Agreement shall not have terminated in accordance with Section 18; provided that the foregoing power of attorney shall terminate when all of the Secured Obligations have been fully and finally repaid and performed and the Lender Group’s obligation to extend credit under the Financing Agreement is terminated.  Nothing herein shall be construed to impose an obligation on Debtor to use any Trademark or attempt to maintain any Trademark application or registration if such Trademark is not being used by Debtor.

4.     Representations and Warranties. Debtor represents and warrants to each member of the Lender Group, in each case to the best of its knowledge, information, and belief, as follows:

(a)   No Other Trademarks.  Schedule A sets forth a true and correct list, as of the date hereof, of all of Debtor’s existing Trademarks that are registered with the PTO or any corresponding or similar trademark office of any other U.S. jurisdiction, or for which any application for registration has been filed with the PTO or any corresponding or similar trademark office of any other U.S. jurisdiction, and that are owned and used by Debtor.

(b)   Trademarks Subsisting.  Each of Debtor’s Trademarks listed in Schedule A is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and, to the best of Debtor’s knowledge, each of the Trademarks set forth on Schedule A is valid and enforceable.

(c)   Ownership of Trademark Collateral; No Violation.  (i) Debtor has rights in and good and defensible title to the Trademark Collateral, (ii) Debtor is the sole and exclusive owner of the Trademark Collateral, free and clear of any Liens and rights of others (other than the security interest created hereunder and other than Permitted Liens), including licenses, registered user agreements and covenants by Debtor not to sue third persons, and

(iii) with respect to any Trademarks for which Debtor is either a licensor or a licensee pursuant to a license or licensing agreement regarding such Trademark, each such license or licensing agreement is in full force and effect, Debtor is not in material default of any of its obligations thereunder and, (A) other than the parties to such licenses or licensing agreements, or (B) in the case of any non-exclusive license or license agreement entered into by Debtor or any such licensor regarding such Trademark, the parties to any other such non-exclusive licenses or license agreements entered into by Debtor or any such licensor with any other Person, no other Person has any rights in or to any of the Trademark Collateral.  Nothing in this Section 4(c) shall be considered to be a representation that Debtor is the exclusive user of any Trademark, it being generally understood that the same trademark may be validly used by independent parties if no likelihood of confusion would result.  To the best of Debtor’s knowledge, the past, present and contemplated future use of the Trademark Collateral by Debtor has not, does not and will not materially infringe upon or materially violate any right, privilege or license agreement of or with any other Person or give any such Person the right to terminate any such right, privilege or license agreement.

(d)   No Infringement.  To the best of Debtor’s knowledge no material infringement or unauthorized use presently is being made of any of the Trademark Collateral by any Person.

(e)   Powers.  Debtor has the unqualified right, power and authority to pledge and to grant to Collateral Agent security interests in the Trademark Collateral pursuant to this Agreement, and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person except as already obtained.

5.     Covenants.  So long as any of the Secured Obligations remain unsatisfied, Debtor agrees: (i) that it will comply in all material respects with all of the covenants, terms and provisions of this Agreement, and (ii) that it will promptly give Collateral Agent written notice of the occurrence of any event that reasonably could be expected to have a Material Adverse Effect on any of the Trademarks and the Trademark Collateral, including any petition under the Bankruptcy Code filed by or against any licensor of any of the Trademarks for which Debtor is a licensee.

6.     Future Rights.  For so long as any of the Secured Obligations shall remain outstanding, or, if earlier, until Collateral Agent shall have released or terminated, in whole but not in part, its interest in the Trademark Collateral, if and when Debtor shall obtain rights to any new Trademarks, or any reissue, renewal or extension of any Trademarks, the provisions of Section 2 shall automatically apply thereto and, if such new Trademarks would have been required to be listed on Schedule A as of the date of formation of this Agreement, Debtor shall give to Collateral Agent prompt notice thereof.  Debtor shall do all things reasonably deemed necessary by Collateral Agent in the exercise of its reasonable discretion to ensure the validity, perfection, priority and enforceability of the security interests of Collateral Agent in such future acquired Trademark Collateral.  If Debtor refuses to execute and deliver, or fails timely to execute and deliver, any of the documents it is reasonably requested to execute and deliver by Collateral Agent in connection herewith, Debtor hereby authorizes Collateral Agent to modify, amend or supplement the Schedules hereto and to re-execute this Agreement from time to time on Debtor’s behalf and as its attorney-in-fact to include any future Trademarks which are or become Trademark Collateral and to cause such re-executed Agreement or such modified, amended or supplemented Schedules to be filed with the PTO.

7.     Duties of Collateral Agent and the Lender Group.  Notwithstanding any provision contained in this Agreement, neither Collateral Agent nor any member of the Lender Group shall have any duty to exercise any of the rights, privileges or powers afforded to it and shall not be responsible to Debtor or any other Person for any failure to do so or delay in doing so.  Except for the accounting for moneys actually received by Collateral Agent or any other member of the Lender Group hereunder or in connection herewith, neither Collateral Agent nor any member of the Lender Group shall have any duty or liability to exercise or preserve any rights, privileges or powers pertaining to the Trademark Collateral.

8.     Events of Default.  The occurrence of any “Event of Default” under the Financing Agreement shall constitute an Event of Default hereunder.

9.     Remedies.  From and after the occurrence and during the continuation of an Event of Default, Collateral Agent shall have all rights and remedies available to it under the Financing Agreement and applicable law (which rights and remedies are cumulative) with respect to the security interests in any of the Trademark Collateral.  Debtor hereby agrees that such rights and remedies include the right of Collateral Agent as a secured party to sell or otherwise dispose of the Trademark Collateral after default, pursuant to the UCC.  Debtor hereby agrees that Collateral Agent shall at all times have such royalty-free licenses, to the extent permitted by law and the Loan Documents, for any Trademark Collateral that is reasonably necessary to permit the exercise of any of Collateral Agent’s rights or remedies upon or after the occurrence of (and during the continuance of) an Event of Default with respect to (among other things) any tangible asset of Debtor in which Collateral Agent has a security interest, including Collateral Agent’s rights to sell inventory, tooling or packaging which is acquired by Debtor (or its successor, assignee or trustee in bankruptcy).  In addition to and without limiting any of the foregoing, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right but shall in no way be obligated to bring suit, or to take such other action as Collateral Agent, in the exercise of its reasonable discretion, deems necessary, in the name of Debtor or Collateral Agent, to enforce or protect any of the Trademark Collateral, in which event Debtor shall, at the request of Collateral Agent, do any and all lawful acts and execute any and all documents required by Collateral Agent necessary to such enforcement.  To the extent that Collateral Agent shall elect not to bring suit to enforce such Trademark Collateral, Debtor, in the exercise of its reasonable business judgment, agrees to use all reasonable measures and its diligent efforts, whether by action, suit, proceeding or otherwise, to prevent the infringement, misappropriation or violation thereof by others and for that purpose agrees diligently to maintain any action, suit or proceeding against any Person necessary to prevent such infringement, misappropriation or violation.  Nothing herein shall permit the Collateral Agent to assert any of the rights, claims or causes of action, or take any of the actions, contemplated by the last six (6) full lines of Section 2(a)(i) or Section 2(a)(ii), except after the occurrence and during the continuance of an Event of Default.

10.   Binding Effect.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by Debtor and Collateral Agent for the benefit of the Lender Group and their respective successors and assigns.

11.   Notices.  All notices and other communications hereunder shall be in writing and shall be mailed, sent or delivered in accordance with the Financing Agreement.

12.   Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the federal laws of the United States of America and the laws of the State of New York.

13.   Entire Agreement; Amendment.  This Agreement and the other Loan Documents, together with the Schedules hereto and thereto, contains the entire agreement of the parties with respect to the subject matter hereof and supersede all prior drafts and communications relating to such subject matter.  Neither this Agreement nor any provision hereof may be modified, amended or waived except by the written agreement of the parties to this Agreement.  Notwithstanding the foregoing, Collateral Agent may reexecute this Agreement or modify, amend or supplement the Schedules hereto as provided in Section 6 hereof.

14.   Severability.  If one or more provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any party, such invalidity, illegality or unenforceability in such jurisdiction or with respect to such party shall, to the fullest extent permitted by applicable law, not invalidate or render illegal or unenforceable any such provision in any other jurisdiction or with respect to any other party, or any other provisions of this Agreement.

15.   Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

16.   Financing Agreement. Debtor acknowledges that the rights and remedies of Collateral Agent with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Financing Agreement and the Security Agreement and all such rights and remedies are cumulative.

17.   No Inconsistent Requirements.  Debtor acknowledges that this Agreement and the other Loan Documents may contain covenants and other terms and provisions variously stated regarding the same or similar matters, and Debtor agrees that all such covenants, terms and provisions are cumulative and all shall be performed and satisfied in accordance with their respective terms.  Debtor agrees that, to the extent of any conflict between the provisions of this Agreement and the Financing Agreement, the provisions of the Financing Agreement shall govern.  Debtor further agrees that, to the extent of any conflict between the provisions of this Agreement and the Security Agreement, the provisions of this Agreement shall govern.

18.   Termination.  Upon the payment and performance in full in cash of the Secured Obligations, including the cash collateralization, expiration, or cancellation of all Secured Obligations, if any, consisting of letters of credit, and the full and final termination of any commitment to extend any financial accommodations under the Financing Agreement, this Agreement shall terminate, and Collateral Agent shall execute and deliver such documents and instruments and take such further action reasonably requested by Debtor, at Debtor’s expense, as shall be necessary to evidence termination of the security interest granted by Debtor to Collateral Agent for the benefit of the Lender Group hereunder, including cancellation of this Agreement by written notice from Collateral Agent to the PTO.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

ELGAR ELECTRONICS CORPORATION, a California corporation

By:	/s/ Joseph A. Stroud
Name:	Joseph A. Stroud
Title:	Chief Financial Officer

S-1

ABLECO FINANCE LLC, a Delaware limited liability company

By:	/s/ Kevin Genda
Name:	Kevin Genda
Title:	Senior Vice President

S-2

SCHEDULE A

to the Trademark Security Agreement
Trademarks of Debtor

Owner	Trademark	Serial Number/Registration Number

Elgar Electronics Corporation	ELGAR	76/351,996

Elgar Electronics Corporation	ELGAR & Design	76/351,976

Elgar Electronics Corporation	SmartWave	76/351,975

Elgar Electronics Corporation	SW	75/791,012

Elgar Electronics Corporation	TW	76/351,977

Elgar Electronics Corporation	EW	75/791,010

Elgar Electronics Corporation	GUPS	75/791,375

Elgar Electronics Corporation	ContinuousWave	75/789,634

Elgar Electronics Corporation	CW	75/789,635

Elgar Electronics Corporation	Sorensen	0972782

A-1